Exhibit 4.79(f)

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made as of 9 June, 2004, by Tipperary Corporation, a Texas corporation (“TC”), and Tipperary Oil & Gas Corporation, a Texas corporation (“TOGC”) (TC and TOGC are sometimes collectively referred to herein as “Debtors” and each individually as a “Debtor”) in favor of ANZ Fiduciary Services Pty Ltd., as Security Trustee of the trust established under the Security Trust Deed (described in the Facilities Agreement) (“Secured Party”).

W I T N E S S E T H:

WHEREAS, Tipperary Oil & Gas (Australia) Pty Limited (“Borrower”), Debtors, Tipperary CSG Inc. (“TCSG”), Slough Estates USA Inc. (“Slough”), Slough Estates plc, Australia and New Zealand Banking Group Limited, as Agent, and as Working Capital Facility Provider, BOS International (Australia) Limited, as Technical Bank, Secured Party, Tipperary Pastoral Company Pty Ltd (“Pastoral”), each of the parties listed as Hedge Providers, and each of the financial institutions listed as financiers (collectively, the “Financiers”) are parties to the Comet Ridge Project Facilities Agreement of even date herewith (as from time to time amended, supplemented, or restated, the “Facilities Agreement”); and

WHEREAS, pursuant to the Finance Documents further described in the Facilities Agreement, Security Beneficiaries have agreed to extend credit to Borrower; and

WHEREAS, in order to induce Security Beneficiaries to extend such credit pursuant to the Finance Documents, Debtors have agreed to grant to Secured Party, for the benefit of Security Beneficiaries, a security interest in the Collateral as defined herein; and

WHEREAS, the Board of Directors of each of TC and TOGC has determined that the execution, delivery and performance of this Agreement may reasonably be expected to benefit such Debtor, directly or indirectly, and are in the best interests of such Debtor;

NOW, THEREFORE, in consideration of the premises and in order to induce Security Beneficiaries to extend such credit under the Finance Documents, Debtors hereby agree with Secured Party, for the benefit of Security Beneficiaries and Secured Party, as follows:

ARTICLE I

Definitions and References

Section 1.1.                                   General Definitions.  As used herein, the terms “Agreement”, “TC”, “TOGC”, “Debtors”, “Borrower”, “Pastoral” and “Facilities Agreement” shall have the meanings indicated above, and the following terms shall have the following meanings:

“Bank Accounts” means at any time the right, title and interest of TC in and in connection with the Project Accounts including its right, title and interest in and to (a) repayment of any money in the Project Accounts on the date of this Agreement, (b) repayment of money which is credited to the Project Accounts after the date of this Agreement; and (c) interest payable on and after the date of this Agreement on money credited to the Project Accounts (whether or not the interest is credited to the Project Accounts).

“Collateral” means all property, of whatever type, directly related to the Comet Ridge Project, which is described in Section 2.1 as being at any time subject to a security interest granted hereunder to Secured Party.

“Comet Ridge Project” means the Comet Ridge coal seam gas project in the Bowen Basin, Queensland, conducted by the parties to the operating agreement, as further described in the Facilities Agreement.

“Commitment” means the agreement or commitment by Security Beneficiaries to make loans or otherwise extend credit to Borrower under the Finance Document, and any other agreement, commitment, statement of terms or other document contemplating the making of loans or advances or other extension of credit by Security Beneficiaries or Secured Party to or for the account of Borrower which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.

“Finance Documents”, “Insurance Policies”, and “Project Assets” each have the meaning assigned to such terms in the Facilities Agreement.

“Financiers” means the Persons who are from time to time “Financiers” as defined in the Facilities Agreement.

“First Recalculation Date” has the meaning assigned to such term in the Facilities Agreement.

“Guaranty” means that certain Guaranty of even date herewith between TC, TOGC, TCGS and Slough as Guarantors and Secured Party as Guaranty Trustee.

“Hedge Providers” means the Persons who are from time to time “Hedge Providers” as defined in the Facilities Agreement.

“Intercompany Debt” means all indebtedness and obligations now or hereafter owed by Borrower, TCSG or Pastoral to TOGC or TC.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure obligations owed to it or any other arrangement with such creditor which provides for the payment of such obligations out of such property or assets or which allows such creditor to have such obligations satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Operator” has the meaning assigned to such term in the Facilities Agreement.

“Other Liable Party” means any Person, other than Debtors, who may now or may at any time hereafter be primarily or secondarily liable for any of the Secured Obligations or who may now or may at any time hereafter have granted to Secured Party or Security Beneficiaries a Lien upon any property as security for the Secured Obligations.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court, administrative agency, or any other legally recognizable entity.

“Proceeds” means, with respect to any property of any kind, all proceeds of, and all other profits, products, rentals or receipts, in whatever form, arising from any sale, exchange, collection, lease, licensing or other disposition of, distribution in respect of, or other realization upon, such property, including all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under (or unearned premiums with respect to) insurance in respect of, such property (regardless of whether Secured Party is named a loss payee thereunder), and any payments paid or owing by any third party under any indemnity, warranty, or guaranty with respect to such property, and any condemnation or requisition payments with respect to such property, in each case whether now existing or hereafter arising.

“Project Support Deed” means that certain Project Support Deed of even date herewith among Debtors, TCSG and Borrower, as from time to time amended, modified or restated.

“Secured Obligations” has the meaning given such term in Section 2.2.

“Secured Party” means the Person named as such at the beginning of this Agreement, together with its successors and assigns.

“Security Beneficiary” means the Agent (for its own account or for the account of another Security Beneficiary), the Secured Party (for its own account or for the account of another Security Beneficiary), each Financier, each Hedge Provider, the Technical Bank, the Working Capital Facility Provider, and each other person the Secured Party and the Borrower agree in writing from time to time is a Security Beneficiary (for its own account or for the account of another Security Beneficiary).

“UCC” means the Uniform Commercial Code in effect in the State of Texas from time to time.

“Warranty Notice” has the meaning assigned such term in the Facilities Agreement.

Section 1.2.                                   Other Definitions.  Reference is hereby made to the Facilities Agreement for a statement of the terms thereof.  All capitalized terms used in this Agreement which are defined in the Facilities Agreement and not otherwise defined herein shall have the same meanings as set forth in the Facilities Agreement and for those not defined therein which are defined in the Security Trust Deed (as described in the Facilities Agreement), shall have the meanings when used therein. All terms used in this Agreement which are defined in the UCC and not otherwise defined herein or in the Facilities Agreement shall have the same meanings herein as set forth therein, except where the context otherwise requires.  The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date hereof, then such term, as used herein, shall be given such broadened meaning.  If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date hereof, such amendment or holding shall be disregarded in defining terms used herein.

Section 1.3.                                   Attachments.  All exhibits or schedules which may be attached to this Agreement, as initialed (or executed) by the parties are a part hereof for all purposes.

Section 1.4.                                   Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document (including, but not limited to, references in Section 2.1) also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.

Section 1.5.                                   References and Titles.  All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and the word “including” (in all of its forms) means “including without limitation”.  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

ARTICLE II

Security Interest

Section 2.1.                                   Grant of Security Interest.  As collateral security for all of the Secured Obligations,

(a)                                  TC hereby pledges and assigns to Secured Party and grants to Secured Party a continuing security interest, for the benefit of Security Beneficiaries, in and to all right, title and interest of TC in and to any and all of the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)                                     the Project Assets.

(ii)                                  interests in, and arising under, insurance policies (including the Insurance Policies) and all proceeds of any claim under those policies insofar as they relate to the Comet Ridge Project.

(iii)                               manufacturers’ and contractors’ warranties, and other bonds and performance guarantees held by such Debtor insofar as they relate to the Comet Ridge Project.

(iv)                              each other document connected with the Comet Ridge Project to which such Debtor is a party or has the benefit of and which is designated as Collateral by the Secured Party by notice in writing to the Borrower.

(v)                                 all Intercompany Debt; provided, however, that nothing in this paragraph 2.1(a)(v) shall be deemed to create a security interest in (1) any receivables between TOGC and TC, (2) any receivables between TC and Slough, and (3) any receivables between TOGC and Slough.

(vi)                              the Project Support Deed.

(vii)                           Revenue, the Bank Accounts and the balance of the Bank Accounts from time to time.

(viii)                        all present and future instruments (negotiable or otherwise) in connection with the above documents, including all choses in action existing at the date hereof or which arise after that time in favor of such Debtor in connection with those documents.

(ix)                                all Proceeds of any and all of the foregoing Collateral; excluding, however, proceeds of Intercompany Debt received by TC in accordance with the terms of the Facilities Agreement and the Subordination Deed during any period of time no Event of Default or Potential Event of Default has occurred and is continuing.

Without limiting the generality of the foregoing, the Collateral includes all of TC’s right, title and interests related to any of the foregoing arising from or connected with the Comet Ridge Project, whether such right, title or interest is legal, beneficial, equitable or otherwise including any right, title or interest arising as a result of the Operator holding an interest in any of the foregoing whether on trust (express, implied, constructive, by operation of law or otherwise) or otherwise for TC.

(b)                                 TOGC hereby pledges and assigns to Secured Party and grants to Secured Party a continuing security interest, for the benefit of Security Beneficiaries, in and to all right, title and interest of TOGC in and to any and all of the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)                                     all Intercompany Debt; provided, however, that nothing in this paragraph 2.1(b)(i) shall be deemed to create a security interest in (1) any receivables between TOGC and TC, (2) any receivables between TC and Slough, and (3) any receivables between TOGC and Slough.

(ii)                                  all Deeds of Assignment listed on Exhibit A hereto and all property purported to be assigned thereunder.

(iii)                               the Project Support Deed.

(iv)                              all Proceeds of any and all of the foregoing Collateral; excluding, however, proceeds of Intercompany Debt received by TOGC in accordance with the terms of the Facilities Agreement and the Subordination Deed during any period of time no Event of Default or Potential Event of Default has occurred and is continuing.

In each case, the foregoing shall be covered by this Agreement, whether such Debtor’s ownership or other rights therein are presently held or hereafter acquired and howsoever such Debtor’s interests therein may arise or appear (whether by ownership, security interest, claim or otherwise).  By their acceptance of this Agreement, Secured Party and each Security Beneficiary acknowledges the execution of the Deeds of Assignment and the purported assignment pursuant thereto of the property described therein to Borrower or TCSG.

Section 2.2.                                   Secured Obligations Secured.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred or arising:

(a)                                  Finance Document Indebtedness.  The payment by Borrower, as and when due and payable, of all amounts from time to time owing by Borrower under or in respect of any of the Finance Documents.

(b)                                 Guaranteed Indebtedness. The payment by Debtors, when due and payable, of all amounts from time to time owing by Debtors under or in respect of their guaranty in the Facilities Agreement and that certain Guaranty.

(c)                                  Renewals.  All renewals, extensions, amendments, modifications, supplements, or restatements of or substitutions for any of the foregoing.

As used herein, the term “Secured Obligations” refers to all present and future indebtedness, obligations and liabilities of whatever type which are described above in this section, including any interest which accrues after the commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of Debtors and Borrower.  Debtors hereby acknowledge that the Secured Obligations are owed to the various Security Beneficiaries and that each Security Beneficiary is entitled to the benefits of the Liens given under this Agreement.  It is the intention of each Debtor and Secured Party that this Agreement not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto.  Each Debtor and, by its acceptance hereof, Secured Party hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement: (a) the indebtedness secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by such Debtor without rendering this Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law, and (b) the Collateral pledged by each Debtor hereunder shall be limited to the maximum amount of Collateral that can be pledged by such Debtor without rendering this Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

ARTICLE III

Representations, Warranties and Covenants

Section 3.1.                                   Representations and Warranties.  Each of the representations and warranties in the Facilities Agreement made by Debtors is true and correct.  In addition, each Debtor hereby represents and warrants to Secured Party and Security Beneficiaries (except in relation to matters disclosed to Secured Party and Security Beneficiaries by the relevant party and accepted by Secured Party in writing, or disclosed and accepted in some other manner with which Secured Party agrees) as follows:

(a)                                  Ownership Free of Liens.

(i)                   As of the First Recalculation Date, such Debtor has good and marketable title to the Collateral, free and clear of all Liens, encumbrances or adverse claims except for any Permitted Encumbrance.

(ii)                No effective financing statement or other registration or instrument similar in effect covering all or any part of the Collateral is on file in any recording office except any which have been filed in favor of Secured Party relating to this Agreement.  None of the Collateral is in the possession of any Person other than Debtors or Secured Party, except for Collateral being transported in the ordinary course of business.

(b)                                 No Conflicts or Consents.  Except as expressly contemplated in the Finance Documents, no consent, approval, authorization or order of, and no notice to or filing with any court, governmental authority or third party is required in connection with the grant by Debtors of the security interest herein, or the exercise by Secured Party of its rights and remedies hereunder.

(c)                                  Security Interest.

(i)                                     Debtors have and will have at all times full right, corporate power and corporate authority to grant a security interest in the Collateral to Secured Party as provided herein, free and clear of any Lien, adverse claim, or encumbrance except for any Permitted Encumbrance.  This Agreement creates a valid and binding security interest in favor of Secured Party in the Collateral, which security interest secures all of the Secured Obligations.

(ii)                                  As of the First Recalculation Date, Debtors have and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party as provided herein, free and clear of any Lien, adverse claim or encumbrance except for any Permitted Encumbrance.

(d)                                 Perfection.  The taking possession by Secured Party of all money constituting Collateral from time to time will perfect, and establish the first priority of, Secured Party’s security interest hereunder in such Collateral.  The filing of a financing statement with the secretary of state (or equivalent governmental official) of the state in which Debtors are organized which sufficiently describes all other Collateral will perfect, and establish the first priority of, Secured Party’s security interest hereunder in such Collateral.  No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest in the state of organization of the relevant Debtor except (i) for continuation statements described in UCC ‘9.515(d), (ii) for filings required to be filed in the event of a change in the name, identity, or corporate structure of a Debtor, or (iii) in the event any financing statement filed by Secured Party relating hereto otherwise becomes inaccurate or incomplete.

(e)                                  Solvency.  Each Debtor is not “insolvent” on the date hereof (that is, the sum of each Debtor=s absolute and contingent liabilities, including the Secured Obligations, does not exceed the fair market value of such Debtor=s assets).  Each Debtor=s capital is adequate for the businesses in which such Debtor is engaged and intends to be engaged.  Each Debtor has not incurred (whether hereby or otherwise), nor does such Debtor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

(f)                                    Finance Documents.  Each Debtor gives and repeats the representations and warranties set forth above, to the Secured Party, at the same time as it gives or repeats the representations or warranties in the Facilities Agreement or any other Finance Document.

Section 3.2.                                   General Covenants Applicable to Collateral.  Unless Secured Party shall otherwise consent in writing, Debtors will at all times comply with the covenants contained in the Facilities Agreement which are applicable to Debtors for so long as any part of the Secured Obligations or the Commitment is outstanding.  In addition, Debtors will at all times comply with the covenants contained in this Section 3.2.

(a)                                  Change of Name, Location, or Structure; Additional Filings.  Debtors recognize that financing statements pertaining to the Collateral have been or may be filed with the secretary of state (or equivalent governmental official) of the state in which Debtors are organized.  Without limitation of any other covenant in the Finance Documents, no Debtor will cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to its jurisdiction of organization, unless such Debtor shall have first (1) notified Secured Party of such change at least forty-five (45) days prior to the effective date of such change, (2) taken all action requested by Secured Party (under the following subsection (b) or otherwise) for the purpose of further confirming and protecting Secured Party’s security interests and rights under this

Agreement and the perfection and priority thereof, and (3) if requested by Secured Party, provided to Secured Party a legal opinion to its satisfaction confirming that such change will not adversely affect in any way Secured Party’s security interests and rights under this Agreement or the perfection or priority thereof.  In any notice furnished pursuant to this subsection, Debtors will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Secured Party’s security interest in the Collateral.

(b)                                 Further Assurances.  Debtors will, at their expense as from time to time requested by Secured Party, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action, in order:  (i) to confirm and validate this Agreement and Secured Party’s rights and remedies hereunder, (ii) to correct any errors or omissions in the descriptions herein of the Secured Obligations or the Collateral or in any other provisions hereof, (iii) to perfect, register and protect the security interests and rights created or purported to be created hereby or to maintain or upgrade in rank the priority of such security interests and rights, including without limitation registering such security interests and rights in any international jurisdiction deemed necessary by Secured Party including Australia, (iv) to enable Secured Party to exercise and enforce its rights and remedies hereunder in respect of the Collateral, or (v) to otherwise give Secured Party the full benefits of the rights and remedies described in or granted under this Agreement.  As part of the foregoing Debtors will, whenever requested by Secured Party (1) execute and file any financing statements, continuation statements, and other filings or registrations relating to Secured Party’s security interests and rights hereunder, and any amendments thereto, and (2) mark their books and records relating to any Collateral to reflect that such Collateral is subject to this Agreement and the security interests hereunder.  To the extent requested by Secured Party from time to time, Debtors will obtain from any material account debtor or other obligor on the Collateral the acknowledgment of such account debtor or obligor that such Collateral is subject to this Agreement.

(c)                                  Inspection of Collateral.  Debtors will keep adequate records concerning the Collateral and will permit Secured Party and all representatives appointed by Secured Party, including independent accountants, agents, attorneys, appraisers and any other persons, to inspect any of the Collateral and the books and records of or relating to the Collateral at any time during normal business hours, and to make photocopies and photographs thereof, and to write down and record any information which such representatives obtain.

(d)                                 Ownership, Liens, Possession and Transfers.  As of the First Recalculation Date, Debtors will maintain good and marketable title to all Collateral, free and clear of all Liens, encumbrances or adverse claims except for Permitted Encumbrances.  Debtors will not grant or allow to remain in effect, and Debtors will cause to be terminated, any financing statement or other registration or instrument similar in effect covering all or any part of the Collateral, except any which have been filed in favor of Secured Party relating to this Agreement.  Debtors will defend Secured Party’s right, title and special property and security interest in and to the Collateral against the claims of any Person.

(e)                                  Impairment of Security Interest.  Debtors will not take or fail to take any action which would in any manner impair the enforceability of Secured Party’s security interest in any Collateral.

(f)                                    Finance Documents.  Each Debtor agrees to comply with all of its obligations under the Finance Documents in accordance with their terms.

ARTICLE IV

Remedies, Powers and Authorizations

Section 4.1.                                   Normal Provisions Concerning the Collateral.

(a)                                  Authorization to File Financing Statements.  Each Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file, without the signature of such Debtor, in any jurisdiction (including without limitation any international jurisdiction deemed necessary by Secured Party including any jurisdiction in Australia) any amendments to existing financing statements, any initial financing statements and amendments thereto and any registration forms that (i) indicate the Collateral; (ii) contain any other information required by subchapter E of Chapter 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Debtor is an organization, the type of organization and any organization identification number issued to Debtor; and (iii) are necessary to properly effectuate the transactions described in the Finance Documents, as determined by Secured Party in its commercially reasonable discretion.  Each Debtor agrees to furnish any such information to Secured Party promptly upon written request.  Each Debtor further agrees that a carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction by Secured Party.

(b)                                 Power of Attorney.  Each Debtor hereby appoints Secured Party as such Debtor’s attorney-in-fact and proxy, with full authority in the place and stead of such Debtor and in the name of such Debtor or otherwise, upon an Event of Default which shall have occurred and be continuing, to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement including any action or instrument:  (i) to obtain and adjust any insurance required to be paid to Secured Party pursuant to any Finance Document; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iii) to receive, indorse and collect any drafts or other instruments or documents; (iv) to enforce any obligations included among the Collateral; and (v) to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of such Debtor or Secured Party with respect to any of the Collateral.  Each Debtor hereby acknowledges that such power of attorney and proxy are coupled with an interest, are irrevocable, and are to be used by Secured Party for the sole benefit of Security Beneficiaries.

(c)                                  Performance by Secured Party.  If Debtors fail to perform any agreement or obligation contained herein, Secured Party may itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Secured Party incurred in connection therewith shall be payable by Debtors under Section 4.4.

Section 4.2.                                   Event of Default Remedies.  If an Event of Default shall have occurred and be continuing, Secured Party may from time to time in its discretion, without limitation and without notice except as expressly provided below:

(a)                                  exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein, under the other Finance Documents, or otherwise available to it, all the rights, remedies, duties and obligations of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral);

(b)                                 require Debtors to, and Debtors hereby agree that they will at their expense and upon written request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it (together with all books, records and information of Debtors relating thereto) available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties;

(c)                                  prior to the disposition of any Collateral, (i) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of the Collateral is or may be located, and without charge or liability to Secured Party seize and remove such Collateral from such premises, (ii) have access to and use the Debtors’ books, records, and information relating to the Collateral, and (iii) store or transfer any of the Collateral without charge in or by means of any storage or transportation facility owned or leased by Debtors, process, repair or recondition any of the Collateral or otherwise prepare it for disposition in any manner;

(d)                                 reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;

(e)                                  subject to the requirements and obligations of a secured party under the UCC, dispose of, at its office, on the premises of Debtors or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Secured Party’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Secured Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

(f)                                    subject to the requirements and obligations of a secured party under the UCC, buy (or allow one or more of the Security Beneficiaries to buy) the Collateral, or any part thereof, at any public sale;

(g)                                 subject to the requirements and obligations of a secured party under the UCC ,buy (or allow one or more of the Security Beneficiaries to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and

(h)                                 apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Debtors hereby consent to any such appointment.

Debtors agree that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Debtors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 4.3.                                   Application of Proceeds.  If any Event of Default shall have occurred and be continuing, Secured Party may in its discretion apply any cash held by Secured Party as Collateral, and any cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, to any or all of the following in such order as Secured Party may (subject to the rights of Security Beneficiaries under the Facilities Agreement) elect:

(a)                                  To the repayment of the reasonable costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by Secured Party in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure of Debtors to perform or observe any of the provisions hereof;

(b)                                 To the payment or other satisfaction of any Liens, encumbrances, or adverse claims upon or against any of the Collateral;

(c)                                  To the reimbursement of Secured Party for the amount of any obligations of Debtors or any Other Liable Party paid or discharged by Secured Party pursuant to the provisions of this Agreement or the other Finance Documents, and of any expenses of Secured Party payable by Debtor hereunder or under the other Finance Documents;

(d)                                 As set forth in the Comet Ridge Project Security Deed and the Facilities Agreement;

(e)                                  By holding the same as Collateral;

(f)                                    To the payment of any other amounts required by applicable law (including any provision of the UCC); and

(g)                                 By delivery to Debtors or to whoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

Section 4.4.                                   Indemnity and Expenses.  In addition to, but not in qualification or limitation of, any similar obligations under other Finance Documents:

(a)                                  Debtors will indemnify Secured Party and each Security Beneficiary from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT CAUSED BY OR ARISING OUT OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY, except to the extent such claims, losses or liabilities are proximately caused by such indemnified party’s individual gross negligence or willful misconduct.

(b)                                 Debtors will upon demand pay to Secured Party the amount of any and all costs and expenses, including the reasonable fees and disbursements of Secured Party’s counsel and of any experts and agents, which Secured Party may incur in connection with (i) the transactions which give rise to this Agreement, (ii) the preparation of this Agreement and the perfection and preservation of this security interest created under this Agreement, (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, except expenses resulting from Secured Party’s individual gross negligence or willful misconduct.  Debtors will also upon demand pay to Secured Party the amount of any and all costs and expenses, including the fees and disbursements of Secured Party’s counsel and of any experts and agents, which Secured Party may incur in connection with (i) the exercise or enforcement of any of the rights of Secured Party hereunder; or (ii) the failure by Debtors to perform or observe any of the provisions hereof, except expenses resulting from Secured Party’s individual gross negligence or willful misconduct.

Section 4.5.                                   Non-Judicial Remedies.  In granting to Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtors expressly waive, renounce and knowingly relinquish any legal right which might otherwise require Secured Party to enforce its rights by judicial process.  In so providing for non-judicial remedies, Debtors recognize and concede that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm’s length.  Nothing herein is intended, however, to prevent Secured Party from resorting to judicial process at its option.

Section 4.6.                                   Limited Recourse.  The liability of each Debtor to pay any amount under this Agreement may be discharged from, and the recourse of the Secured Party or any Security Beneficiary with respect to such Debtor (in respect of such liability) is limited to, only the Collateral, despite anything else to the contrary herein or in any of the Finance Documents, and only subject to the terms of this Section 4.6. The Secured Party or any Security Beneficiary may (a) do anything necessary to enforce its rights in connection with the Collateral, and (b) take proceedings to obtain (i) an injunction or other order to restrain any breach of the Finance Documents by Debtor, or (ii) declaratory relief or some other similar judgment or order as to the obligations of a Debtor under the Finance Documents.  The Secured Party or any Security Beneficiary may not seek to recover any shortfall in the amounts owing to it under this Agreement by applying to have Debtor wound up. Notwithstanding the foregoing, the Secured Party or any Security Beneficiary may take action against TOGC individually, beyond the Collateral, through any proceeding for all loss, damage, and expense suffered or incurred by the Secured Party or any Security Beneficiary as a result of any of the following:

(a)                                  TOGC’s fraud, gross negligence or wilful misconduct in connection with any Finance Document; or

(b)                                 a representation or warranty by or on behalf of TOGC under any Finance Document being found to have been incorrect or misleading when made or taken to be made; or

(c)                                  TOGC’s failure to comply with its obligations (other than an obligation to pay money) under any Finance Document.

Notwithstanding the foregoing, the Secured Party or any Security Beneficiary may take action against TC individually, beyond the Collateral, through any proceeding for all amounts payable by TC in the event of:

(a)                                  TC’s fraud, gross negligence or wilful misconduct in connection with any Finance Document; or

(b)

(i)                   a representation or warranty by or on behalf of TC under any Finance Document being found to have been incorrect or misleading when made or taken to be made; or

(ii)                TC’s failure to comply with its obligations (other than an obligation to pay money) under any Finance Document.

where the Secured Party or any Security Beneficiary determines (which it may do at its discretion) that the circumstance was a material factor in the determination by it or another Security Beneficiary to give an instruction to the Agent to act under clause 21-2 of the Facilities Agreement.

Section 4.7.                                   Other Recourse.  Debtors waive any right to require Secured Party or any Security Beneficiary to proceed against any other Person, to exhaust any Collateral or other security for the Secured Obligations, to have any Other Liable Party joined with Debtors in any suit arising out of the Secured Obligations or the Finance Documents, or to pursue any other remedy in Secured Party’s power.  Debtors further waive any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Secured Obligations of any Other Liable Party from time to time.  Debtors further waive any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party.  This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased and irrespective of the validity or enforceability of any other Finance Document to which Debtor or any Other Liable Party may be a party, and notwithstanding any death, incapacity, reorganization, or bankruptcy of any Other Liable Party or any other event or proceeding affecting any Other Liable Party.  Until all of the Secured Obligations shall have been paid in full, Debtors shall have no right to subrogation and Debtors waive the right to enforce any remedy which Secured Party or any Security Beneficiary has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Secured Party.  Debtors authorize Secured Party and each Security Beneficiary, without notice or demand, without any reservation of rights against Debtors, and without in any way affecting Debtors’ liability hereunder or on the Secured Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Secured Obligations, and exchange, enforce, waive and release any or all of such other property, (b) after and during the continuation of an Event of Default, apply the Collateral or such other property and direct the order or manner of sale thereof as Secured Party may in its discretion determine, (c) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Secured Obligations or other security for the Secured Obligations, (d) waive, enforce, modify, amend or supplement any of the provisions of any Finance Document with any Person other than Debtors, and (e) release or substitute any Other Liable Party.

Section 4.8.                                   Limitation on Duty of Secured Party in Respect of Collateral.  Beyond the exercise of reasonable care in the custody thereof, Secured Party shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or as to the preservation of rights against prior parties or any other rights pertaining thereto.  Secured Party shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and in the absence of fraud, gross negligence, breach of trust or wilful misconduct, shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of the Secured Party or any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Secured Party in good faith.

Appointment of Collateral Agents.  At any time or times, in order to comply with any legal requirement in any jurisdiction, Secured Party may appoint any bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with Secured Party, or to act as separate agent or agents on behalf of the Security Beneficiary, with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment.  In so doing Secured Party may, in the name and on behalf of Debtors, give to such co-agent or separate agent indemnities and other protections similar to those provided in Section 4.4.

ARTICLE V

Miscellaneous

Section 5.1.                                   Notices.  Any notice or communication required or permitted hereunder shall be given as provided in the Facilities Agreement.

Section 5.2.                                   Amendments.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Debtors and Secured Party, and no waiver of any provision of this Agreement, and no consent to any departure by Debtors therefrom, shall be effective unless it is in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.

Section 5.3.                                   Preservation of Rights.  No failure on the part of Secured Party or any Security Beneficiary to exercise, and no delay in exercising, any right hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Secured Obligations.  The rights and remedies of Secured Party provided herein and in the other Finance Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.  The rights of Secured Party under any Finance Document against any party thereto are not conditional or contingent on any attempt by Secured Party to exercise any of its rights under any other Finance Document against such party or against any other Person.

Section 5.4.                                   Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.5.                                   Survival of Agreements.  All representations and warranties of Debtors herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Finance Documents and the creation of the Secured Obligations, but expire upon the termination of this Agreement pursuant to Section 5.8 below.

Section 5.6.                                   Other Liable Parties.  Neither this Agreement nor the exercise by Secured Party or the failure of Secured Party to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Secured Obligations or any deficiency thereon.

Section 5.7.                                   Binding Effect.  This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Debtors and their successors and assigns and (b) shall inure, together with all rights and remedies of Secured Party hereunder, to the benefit of Secured Party and Security Beneficiaries and their respective successors, transferees, substitutes and assigns.

Section 5.8.                                   Termination.  It is contemplated by the parties hereto that there may be times when no Secured Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Secured Obligations.  Upon the satisfaction in full of the Secured Obligations and the termination or expiration of the Facilities Agreement and any other commitment of Security Beneficiaries to extend credit or other financial accommodations (including without limitation interest rate and currency hedges and other derivatives) to Borrower, then upon written request for the termination hereof delivered by Debtors to Secured Party this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Debtors.  Secured Party will promptly and fully thereafter, upon Debtors’ request and at Debtors’ expense, (a) return to Debtors such of the Collateral in Secured Party’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof free and clear of all debts, liens, encumbrances and/or impediments by, through and under Secured Party but not otherwise, and (b) execute and deliver to Debtors such documents as Debtors shall reasonably request to evidence such termination.

Section 5.9.                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such state, except as required by mandatory provisions of law and except to the extent that the perfection and the effect of perfection or non-perfection of the security interest created hereby hereunder, in respect of any particular Collateral, are governed by the laws of a jurisdiction other than the State of Texas.

Section 5.10.                             Final Agreement.  This written Agreement and the other Finance Documents represent the final agreement between the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto.  There are no unwritten oral agreements between the parties hereto.

Section 5.11.                             Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 5.12.                             “Finance Documents”.  This Agreement is a “Finance Document”, as defined in the Facilities Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Facilities Agreement governing such Finance Documents.

Section 5.13.                             Priorities.  This Section 5.13 and Section 5.14 have been inserted solely for the purpose of Australian law and solely for the purpose of fixing priorities in accordance with Section 282 of the Australian Corporations Act between the security given by each Debtor in this Agreement and any other agreement involving security given by each such Debtor and without affecting any obligation of any Debtor under this Agreement, the prospective liabilities secured by each security given by each Debtor in this Agreement include the prospective liabilities of the nature specified below up to the maximum amount specified below, for each such Debtor:

Nature of liabilities:

a.                                       the obligations of each Debtor and each Other Liable Party to pay and repay advances under the Finance Documents, to pay and repay the Secured Money as set forth in the Finance Documents, and to pay under the guaranty in the Facilities Agreement, and that certain Guaranty;

b.                                      the obligations of each Debtor and each Other Liable Party to pay all amounts paid under bank guarantees issued under the Finance Documents and to indemnify against all loss or liability in respect of them;

c.                                       the obligations of each Debtor and each Other Liable Party to pay interest, fees, indemnity amounts, costs, expenses and other amounts payable under the Finance Documents;

d.                                      the obligations of each Debtor and each Other Liable Party to pay money under Hedge Agreements including following any close-out or termination of any of them;

e.                                       the obligations of each Debtor and any Other Liable Party to pay or reimburse the Secured Party and the Security Beneficiaries for any of their Costs (as defined in the Facilities Agreement), indemnities, increased costs or loss incurred in connection with the Finance Documents, including those of any attorney or any receiver or receiver and manager, or other controller (as defined in the Corporations Act) appointed under this Agreement.

Maximum amount:  A$300,000,000 (FOR EACH DEBTOR)

Section 5.14.                             Petroleum Act.  Despite any other provisions of this Agreement, if by virtue of the Petroleum Act 1923 (Qld.) under Australian Law, the interest of a Debtor in any Project Production Lease or Project Pipeline Licence (each as defined in the Facilities Agreement) cannot be charged, mortgaged or secured without the prior consent or approval of a Governmental Agency or a Minister in right of the Crown (all as described in the Facilities Agreement), each Debtor agrees to charge, mortgage, secure and absolutely assign its interest in such property to the Secured Party as additional property to be considered Collateral for the payment of the Secured Obligations when the consent or approval of that Government Agency or Minister in right of Crown is obtained.  Each Debtor must use reasonable endeavors to obtain all such consents and approvals as soon as possible.

Section 5.15.                             Capacity of Secured Party.

(a)                                  The Secured Party holds the benefit of this Agreement solely in its capacity as security trustee under the Security Trust Deed.

(b)                                 The Secured Party holds the benefit of this Agreement for the Security Beneficiaries on the terms of the Security Trust Deed and the Facilities Agreement.

(c)                                  The Secured Party is bound to act on the instructions given to it pursuant to the terms of the Facilities Agreement.

(d)                                 Any rights which a person may have against the Secured Party under or in respect of this Agreement are not against the Secured Party personally but against the Secured Party solely in its capacity as trustee of the trust established under the Security Trust Deed.

(e)                                  The Secured Party may not be called on and is not liable to satisfy any obligation or liability under or in connection with this Agreement except to the extent to which the Secured Party is entitled to be indemnified out of the assets of the trust established under the Security Trust Deed provided that this paragraph (e) does not apply to any obligation or liability of the Secured Party to the extent that it is not satisfied under the Facilities Agreement or by operation of law there is a reduction in the extent of the Secured Party’s indemnification or exoneration out of the assets of the trust established under the Security Trust Deed as a result of the Secured Party’s fraud, gross negligence or willful default.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Debtors have executed and delivered this Agreement as of the date first above written.

WITNESS:	TIPPERARY CORPORATION,
a Texas corporation
/s/ D. Padmore
Name: Deanne Elizabeth Padmore
	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title: Director

WITNESS:	TIPPERARY OIL & GAS CORPORATION,
a Texas corporation

/s/ D. Padmore
Name: Deanne Elizabeth Padmore
	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title: Director

Exhibit A - Deeds of Assignment

1                                           Assignment, Bill of Sale and Conveyance and dated 1 July 1996 between TOGC and Clovelly Oil Co., Inc.

2                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Nationsbank of Texas, NA, trustee for trusts #1190 and #1191.

3                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Nationsbank of Texas, NA, trustee for trusts #1362, #1363 and #1364.

4                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Amerind Oil Company.

5                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 October 1997 between TOGC and Borrower.

6                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 January 2000 between TOGC and Tipperary.

7                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 January 2000 between TOGC and Borrower.

8                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 June 2000 between TOGC and TC.

9                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 June 2000 between TOGC and Borrower.

10                                     Assignment, Bill of Sale and Conveyance and dated 1 March 2001 between TOGC and Deane H. Stoltz.

11                                     Agreement and Assignment, Conveyance and Bill of Sale dated 1 March 2001 between TOGC and Borrower.

12                                     Assignment, Bill of Sale and Conveyance and dated 1 April 2002 between TOGC and Delta Petroleum Corporation.